GNC Holdings, Inc. Reports Fourth Quarter and Full Year 2018 Results

•	Completed $300 million investment from Harbin Pharmaceutical Group ("Harbin")

•
GNC to receive approximately $176 million ($101 million received in 2019) from International Vitamin Corporation ("IVC") and in exchange for Nutra manufacturing and Anderson facility net assets, and will initially retain a 43% interest in the new joint venture with IVC announced earlier today in a separate release

•	Domestic same store sales decreased 0.6%; International segment revenue increased 12%

•	Net income of $58.8 million for the fourth quarter and $69.8 million for the full year of 2018

•	Adjusted EBITDA of $35 million for the fourth quarter and $208 million for the full year of 2018

PITTSBURGH, March 5, 2019 - GNC Holdings, Inc. (NYSE: GNC) (the “Company”) reported consolidated revenue of $547.9 million in the fourth quarter of 2018, compared with consolidated revenue of $562.8 million in the fourth quarter of 2017. The decrease was mainly driven by the closure of company-owned stores from our store portfolio optimization strategy.

Key Updates

•
In February 2019, completed last tranche of the approximately $300 million investment ($100 million received in 2018) by Harbin and applied proceeds to pay down debt; a significant enhancement of the Company’s capital position.

•
In connection with the Harbin transaction, GNC contributes the Hong Kong-based China e-commerce net assets in exchange for 35% interest in the Hong Kong-based China e-commerce joint venture. This joint venture includes the operations of the existing profitable, growing cross border China e-commerce business.

•
Strategic joint venture with IVC will enable GNC to increase focus on product innovation while IVC manages manufacturing and integrates with GNC's supply chain thereby driving more efficient usage of capital.

•	The International segment continued to grow with an increase in revenue of 12.1% driven by sales in China, Mexico and South Korea.

•	GNC brand mix for domestic system-wide sales increased to 54% compared with 48% in the fourth quarter of 2017, and 52% in the third quarter of 2018.

Same store sales in domestic company-owned stores (including GNC.com) decreased 0.6% in the fourth quarter of 2018. In domestic franchise locations, same store sales decreased 1.3%.

For the fourth quarter of 2018, the Company reported net income of $58.8 million compared with a net loss of $212.7 million in the prior year quarter. Diluted earnings per share ("EPS") was $0.62 in the fourth quarter compared with a loss of $3.03 in the prior year quarter. The fourth quarter was significantly impacted by an $88.9 million gain on forward contracts for the issuance of convertible preferred stock in connection with the Harbin investment, and a $23.7 million non-cash long-lived asset impairment charge related to an indefinite-lived intangible asset ($21.6 million allocated to the U.S and Canada segment with the remaining $2.1 million allocated to the International segment.) The prior year quarter was significantly impacted by $434.6 million in non-cash long-lived asset impairment charges, of which $395.6 million related to an indefinite-lived intangible asset ($394.0 million allocated to the U.S. and Canada segment with the remaining $1.6 million allocated to the International segment), $24.3 million related to goodwill in the Manufacturing / Wholesale segment and $14.7 million related to property and equipment in the U.S. and Canada segment.  The Company also recorded a non-cash tax benefit of $86.8 million in the prior year quarter from the revaluing of its net deferred tax liabilities as a result of the enacted Tax Cuts and Jobs Act of 2017. Excluding the items described above and other expenses outlined in the table below, adjusted net loss was $10.0 million in the fourth quarter of 2018 compared with adjusted net income of $18.5 million in the prior year quarter, and adjusted EPS was a loss of $0.13 in the fourth quarter of 2018 compared with EPS of $0.26 in the prior year quarter.

Adjusted EBITDA, as defined and reconciled to net income (loss) in the table below, was $35.0 million in the fourth quarter of 2018 compared with $56.3 million in the prior year quarter.

"While fourth quarter operating results were below our expectations, we recently achieved some major milestones in repositioning the company. The completion of Harbin’s $300 million strategic investment strengthens our capital structure and will accelerate our growth plans in China, while our $176 million strategic partnership with International Vitamin Corporation will create meaningful efficiencies in manufacturing, further strengthen the innovation and product development capabilities that set GNC apart and drive further reductions in our debt,” said Ken Martindale, GNC’s Chairman and CEO.

Segment Operating Performance

U.S. & Canada

Revenues in the U.S. and Canada segment decreased $17.1 million, or 3.7%, to $445.0 million for the three months ended December 31, 2018 compared with $462.1 million in the prior year quarter. E-commerce sales were 9.3% of U.S. and Canada revenue for the three months ended December 31, 2018 compared with 8.4% in the prior year quarter.

The decrease in revenue compared with the prior year quarter was primarily due to the impact of company-owned net store closures, which contributed an approximate $10 million decrease in revenue, and negative same store sales of 0.6%, which resulted in a revenue decrease of $1.9 million. In addition, domestic franchise revenue declined $5.0 million in the fourth quarter of 2018 compared with the prior year period, due to a decrease in retail same store sales as well as a reduction in the number of franchise stores.

Operating loss was $5.9 million for the three months ended December 31, 2018 compared with an operating loss of $378.9 million for the same period in 2017. Excluding non-cash impairment charges in the fourth quarter of 2018 and 2017 and immaterial gains on refranchising in the fourth quarter 2018 as detailed in the table below, operating income was $15.4 million, or 3.5% of segment revenue, in the fourth quarter of 2018, compared with $29.7 million, or 6.4% of segment revenue, in the prior year quarter. The decrease in operating income was primarily due to the impact of the new loyalty program, a reserve related to risk associated with a third party vendor, an increase in store commissions associated with a higher sales mix of proprietary product and the comparative effect of a 2017 fourth quarter legal settlement associated with the media launch of One New GNC. The decreases were partially offset by a higher sales mix of proprietary product which contribute higher margins relative to third-party sales.

International

Revenues in the International segment increased $5.5 million, or 12.1%, to $51.3 million for the three months ended December 31, 2018 compared with $45.8 million in the prior year quarter. Revenue from our China business increased by $3.3 million due to higher cross border e-commerce sales. Revenue from our international franchisees increased by $2.3 million despite a decrease in retail same store sales (in local currency) of 3.0%.

Operating income decreased $0.5 million to $13.7 million, or 26.8% of segment revenue, for the three months ended December 31, 2018. Excluding start-up costs related to the China joint ventures in the fourth quarter of 2018 and indefinite-lived intangible asset impairment charges in the fourth quarter of 2018 and 2017, operating income in the fourth quarter was $16.5 million, or 32.2% of segment revenue, compared with $15.8 million, or 34.5% of segment revenue, in the prior year quarter. The decrease in operating income percentage was primarily due to higher mix of China sales, which contribute lower margins relative to franchise sales. In addition, as we invest to grow the brand in China, marketing expense increased in our China business compared with the prior year quarter.

Manufacturing / Wholesale

Revenues in the Manufacturing / Wholesale segment, excluding intersegment sales, decreased $3.4 million, or 6.1%, to $51.6 million for the three months ended December 31, 2018 compared with $55.0 million in the prior year quarter primarily due to a $2.5 million correction related to previously recorded revenue for specialty manufacturing. Intersegment sales increased $14.4 million reflecting the Company's increasing focus on proprietary products.

Operating income was $15.1 million for the three months ended December 31, 2018 compared with an operating loss of $5.9 million in the prior year quarter. Excluding non-cash impairment charges in the prior year quarter, operating income decreased $3.3 million from $18.4 million, or 16.5% of segment revenue, in the prior year quarter, to $15.1 million, or 12.4% of segment revenue, in the fourth quarter of 2018 due to a lower margin rate from third-party contract manufacturing and the correction mentioned above, partially offset by higher intersegment sales, which contribute higher margins.

Full Year Performance

For the year ended December 31, 2018, the Company reported consolidated revenue of $2,353.5 million, a decrease of $127.5 million compared with consolidated revenue of $2,481.0 million for the year ended December 31, 2017. Revenue in the prior year includes $66.2 million from Lucky Vitamin, which was sold on September 30, 2017, and $23.0 million recognition of deferred revenue related to the U.S. Gold Card Member Pricing program, which was terminated in December 2016. The Gold Card impact was offset by a current year increase of $32.9 million related to our loyalty program, PRO Access paid membership fees and the myGNC Rewards change in deferred points liability.

Same store sales in domestic company-owned stores (including GNC.com sales) decreased 0.6% for the full year 2018 compared with 2017. In domestic franchise locations, same store sales decreased 2.9%.

For the full year 2018, the Company reported net income of $69.8 million and diluted EPS of $0.81 compared with net loss of $150.3 million and diluted loss per share of $2.18 for the full year 2017. Excluding the items outlined in the table below, adjusted diluted EPS was $0.34 and $1.38 for the full year 2018 and 2017, respectively.

Cash Flow and Liquidity Metrics

For the full year 2018, the Company generated net cash from operating activities of $95.9 million compared with $220.5 million for the full year 2017. The decrease was primarily due to reduced operating performance, the comparative effect of a $76.4 million inventory reduction in the prior year as part of the Company's supply chain optimization launched at the end of 2016, higher interest payments of $53.1 million, and the refinancing of our long-term debt, which resulted in $16.3 million in fees paid to third-parties, partially offset by lower tax payments and a $12.4 million tax refund received in the fourth quarter of 2018.

For the full year 2018, the Company generated $95.7 million in free cash flow, compared with $196.7 million for the full year 2017. The Company defines free cash flow as cash provided by operating activities (excluding fees relating to the debt refinancing) less cash used in investing activities. At December 31, 2018, the Company’s cash and cash equivalents were $67.2 million and debt was $1.2 billion. No borrowings were outstanding on the Revolving Credit Facility.

Subsequent to year end, the Company completed the $300 million Harbin transaction with $200 million being received in 2019.  Additionally, the Company received $101 million from IVC for the new joint venture as mentioned above. The Company utilized the proceeds and paid down the remaining balance of the Tranche B-1 Term Loan and applied the remaining proceeds to the Tranche B-2 Term Loan reducing total debt from $1,152 million as of December 31, 2018 to $887 million as of March 4, 2019.

Conference Call

GNC has scheduled a live webcast to report its fourth quarter 2018 financial results on March 5, 2019 at 8:30 a.m. ET. To participate on the live call, listeners in North America may dial (888) 254-3590 and international listeners may dial (323) 994-2093.  In addition, a live webcast of the call will be available on www.gnc.com via the Investor Relations section under “About GNC.”  A replay of this webcast will be available through March 19, 2019.

About Us

GNC Holdings, Inc.  (NYSE: GNC) - is a global health and wellness brand that helps people live well. The company is known and trusted for quality performance and nutritional supplements, and its broad assortment features innovative private-label products as well as national recognized third-party brands, many of which are exclusive to GNC.

GNC’s diversified, omni-channel business model has global reach and a well-recognized, trusted brand, and provides customers with excellent service, product knowledge and solutions. The company reaches consumers worldwide through company-owned retail locations, and domestic and international franchise activities, and e-commerce. GNC also has exceptional innovation and product development capabilities, manufactures products for third parties and generates revenue through corporate partnerships. As of December 31, 2018, GNC had approximately 8,400 locations, of which approximately 6,200 retail locations are in the United States (including approximately 2,200 Rite Aid licensed store-within-a-store locations) and franchise operations in approximately 50 countries.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions regarding dividend, share repurchase plan, strategy and outlook. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain. The Company may not realize its expectations and its beliefs may not prove correct. Many factors could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements, including but not limited to competition; our ability to manage our debt obligations; unfavorable publicity or consumer perception of the Company's products; costs of compliance , including with respect to new and existing governmental regulations governing our products; limitations of or disruptions in the manufacturing system or deployment of our real estate strategy; disruptions in the distribution or IT network; cybersecurity and privacy issues; operational issues regarding our vendors, supply chain or personnel; obligations resulting from our issuance of Convertible Preferred Stock to Harbin; failure to successfully execute the Company's growth strategy, including any inability to expand franchise operations or attract new franchisees, any inability to expand domestic or foreign company-owned retail operations, challenges associated with growing our international footprint and the e-commerce businesses, or any inability to successfully integrate businesses that are acquired; challenges associated with our joint venture relationships, and general macroeconomic and consumer preference challenges. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Non-GAAP Measures

Management has included non-GAAP financial measures in this press release, including adjusted net income, adjusted EPS, adjusted EBITDA, segment operating income, and segment operating income as a percentage of segment revenue, adjusted as reflected in this release, and free cash flow, because it believes they represent an effective supplemental means by which to measure the Company’s operating performance. Adjusted EBITDA is defined as net income plus interest expense, net, loss on debt refinancing, income taxes and depreciation and amortization and certain other items as reflected in this release.

Management believes that these measures are useful to investors as they enable the Company and its investors to evaluate and compare the Company’s results from operations in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

However, these measures are not measurements of the Company’s performance under GAAP and should not be considered as alternatives to earnings per share, net income or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, or as a measure of the Company’s profitability or liquidity. For more information, see the attached reconciliations of non-GAAP financial measures.

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(unaudited)
Revenue	$547,861	$562,823	$2,353,523	$2,480,962
Cost of sales, including warehousing, distribution and occupancy	375,427	379,338	1,581,778	1,656,540
Gross profit	172,434	183,485	771,745	824,422
Selling, general, and administrative	151,721	142,651	620,885	624,269
Long-lived asset impairments	23,680	434,577	38,236	457,794
Other (income) loss, net	(86)	(785)	271	(825)
Operating (loss) income	(2,881)	(392,958)	112,353	(256,816)
Interest expense, net	36,632	15,921	127,080	64,221
Gain on convertible debt and debt refinancing costs	—	(10,996)	—	(10,996)
Loss on debt refinancing	—	—	16,740	—
Gain on forward contracts for the issuance of convertible preferred stock	(88,942)	—	(88,942)	—
Income (loss) before income taxes	49,429	(397,883)	57,475	(310,041)
Income tax benefit	(9,410)	(185,177)	(12,305)	(159,779)
Net income (loss)	58,839	(212,706)	69,780	(150,262)

Earnings (loss) per share:
Basic	$0.69	$(3.03)	$0.83	$(2.18)
Diluted	$0.62	$(3.03)	$0.81	$(2.18)
Weighted average common shares outstanding:
Basic	83,476	70,251	83,364	68,789
Diluted	94,388	70,251	86,171	68,789

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net (Loss) Income and Adjusted EPS
(in thousands, except per share data)

	Three months ended December 31,				Year ended December 31,
	2018		2017		2018		2017
	Net Income (Loss)	Diluted EPS(1)	Net (Loss) Income	Diluted EPS	Net Income	Diluted EPS(1)	Net (Loss) Income		Diluted EPS
	(unaudited)
Reported	$58,839	$0.62	$(212,706)	$(3.03)	$69,780	$0.81	$(150,262)		$(2.18)
Gains on refranchising	(237)	—	—	—	(513)	—	(314)		—
Retention (2)	1,816	0.02	—	—	6,971	0.08	—		—
Gain on convertible debt and debt refinancing costs	—	—	(10,996)	(0.16)	—	—	(10,996)		(0.16)
Loss on debt refinancing	—	—	—	—	16,740	0.19	—		—
Joint venture start-up costs (3)	651	0.01	—	—	1,624	0.02	—		—
SG&A (4)	862	0.01	1,571	0.02	2,162	0.03	7,730		0.11
Long-lived asset impairments	23,680	0.28	434,577	6.17	38,236	0.44	457,794		6.64
Loss on sale of Lucky Vitamin	—	—	—	—	—	—	1,696		0.02
Amortization of discount in connection with early debt payment	3,542	0.04	—	—	3,542	0.04	—	—	—
Gain on forward contracts for the issuance of convertible preferred stock (5)	(88,942)	(1.07)	—	—	(88,942)	(1.03)	—		—
Tax effect of items above (6)	(10,233)	(0.12)	(109,241)	(1.54)	(16,954)	(0.20)	(119,819)		(1.73)
Increase (reduction) to valuation allowance on DTA (7)	—	—	2,093	0.03	—	—	(3,860)		(0.06)
Revaluation of net deferred tax liabilities associated with tax reform	—	—	(86,786)	(1.23)	—	—	(86,786)		(1.26)
Discrete tax benefit (8)	—	—	—	—	(3,583)	(0.04)	—		—
Adjusted	$(10,022)	$(0.13)	$18,512	$0.26	$29,063	$0.34	$95,183		$1.38

Weighted average diluted common shares outstanding	83,476		70,442		86,171		68,923

Refer to the following page for footnotes

Reconciliation of Net (Loss) Income to Adjusted EBITDA
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(unaudited)
Net income (loss)	$58,839	$(212,706)	$69,780	$(150,262)
Income tax benefit	(9,410)	(185,177)	(12,305)	(159,779)
Interest expense, net	36,632	15,921	127,080	64,221
Gain on convertible debt and debt refinancing costs	—	(10,996)	—	(10,996)
Loss on debt refinancing	—	—	16,740	—
Gain on forward contracts for the issuance of convertible preferred stock (5)	(88,942)	—	(88,942)	—
Depreciation and amortization (9)	11,103	13,121	47,105	56,809
Retention (2)	1,816	—	6,971	—
Joint venture start-up costs (3)	651	—	1,624	—
SG&A (4)	862	1,571	2,162	7,730
Long-lived asset impairments	23,680	434,577	38,236	457,794
Loss on sale of Lucky Vitamin	—	—	—	1,696
Gains on refranchising	(237)	—	(513)	(314)
Adjusted EBITDA	$34,994	$56,311	$207,938	$266,899

(1) The Company applies the if-converted method to calculate dilution impact of the convertible senior notes and the convertible preferred stock. For the reported diluted EPS calculation for the three months and year ended December 31, 2018, and the adjusted diluted EPS calculation for the year ended December 31, 2018, the underlying shares of the convertible preferred stock are dilutive and the convertible senior notes are anti-dilutive. For the adjusted diluted EPS calculation for the three months ended December 31, 2018, the underlying shares of the convertible preferred stock and the convertible senior notes are anti-dilutive. Additionally, the adjusted diluted EPS calculation for the fourth quarter of 2018 includes the cumulative undeclared dividends of approximately $1.0 million within adjusted net income. As a result, amounts do not sum.
(2) Relates to an incentive program to retain senior executives and certain other key personnel below the executive level who are critical to the execution and success of the Company's strategy. The total amount awarded was approximately $10 million, which vests in four installments of 25% each over the next two years. Vesting dates are on the earlier of February 2019 or the closing of the Harbin transaction, February 2019, August 2019 and February 2020.

(3) Relates to legal and other start-up costs incurred in connection with the formation of commercial joint ventures in China with Harbin Pharmaceutical Group.

(4) The fourth quarter includes severance expenses associated with the organizational realignment to more effectively align the structure in support of the key growth areas of the Company. The prior year quarter includes $0.6 million of executive placement costs primarily related to make-whole stock-based compensation awards and $1.0 million in legal-related charges. Current year also includes a legal-related charge. Prior year includes $3.3 million of executive placement costs primarily related to make-whole stock-based compensation awards including the impact of accelerated vesting associated with a Section 83(b) tax election and $4.4 million of legal-related charges.

(5) Relates to the change in fair value of the forward contracts related to the issuance of convertible preferred stock.

(6) The 2018 tax rates were calculated using a federal rate plus a net state rate that excluded the impact of certain state NOL's, state credits and valuation allowance. The 2017 tax rates were calculated using the Company's annual effective tax rate, adjusted to exclude discrete items and the tax impact of certain significant transactions including goodwill and indefinite-lived assets impairment, gains on convertible debt, and reduction in valuation allowance.

(7) Relates to an increase (reduction) to a valuation allowance based on a change in circumstances, which caused a change in judgment about the realizability of a deferred tax asset related to net operating losses.

(8) Relates to discrete tax benefits associated with finalization of the Company’s 2017 federal income tax return.

(9) The decrease in the current year compared with the prior year was primarily due to the prior year accelerated depreciation associated with the re-platforming of the GNC.com website from a third-party to a cloud-based solution, as well as long-lived asset impairments recorded within the U.S. and Canada segment for certain of our underperforming stores in the third and fourth quarter of 2017.

GNC HOLDINGS, INC. AND SUBSIDIARIES
U.S. Company-Owned Same Store Sales (including GNC.com)

	2018					2017
	Q1 3/31	Q2 6/30	Q3 9/30	Q4 12/31	YTD 12/31	Q1 3/31	Q2 6/30	Q3 9/30	Q4 12/31	YTD 12/31
Contribution to same store sales:
Domestic retail same store sales	(1.2)%	(4.2)%	(3.4)%	(1.4)%	(2.6)%	(3.6)%	(0.5)%	(1.2)%	0.2%	(1.4)%
GNC.com contribution to same store sales	1.7%	3.8%	1.3%	0.8%	2.0%	(0.3)%	(0.4)%	2.5%	5.5%	1.6%
Total same store sales	0.5%	(0.4)%	(2.1)%	(0.6)%	(0.6)%	(3.9)%	(0.9)%	1.3%	5.7%	0.2%

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	December 31,
	2018	2017
	(unaudited)
Current assets:
Cash and cash equivalents	$67,224	$64,001
Receivables, net	127,317	126,650
Inventory	465,572	485,732
Forward contracts for issuance of convertible preferred stock	88,942	—
Prepaid and other current assets	55,109	66,648
Total current assets	804,164	743,031
Long-term assets:
Goodwill	140,764	141,029
Brand name	300,720	324,400
Other intangible assets, net	92,727	99,715
Property, plant and equipment, net	155,095	186,562
Deferred income taxes	8,776	1,737
Other long-term assets	25,604	23,289
Total long-term assets	723,686	776,732
Total assets	$1,527,850	$1,519,763
Current liabilities:
Accounts payable	$148,782	$153,018
Current debt	158,756	—
Deferred revenue and other current liabilities	120,169	114,081
Total current liabilities	427,707	267,099
Long-term liabilities:
Long-term debt	993,566	1,297,023
Deferred income taxes	39,834	56,060
Other long-term liabilities	82,249	85,502
Total long-term liabilities	1,115,649	1,438,585
Total liabilities	1,543,356	1,705,684

Mezzanine equity
Convertible preferred stock	99,761	—

Stockholders’ deficit:
Common stock	130	130
Additional paid-in capital	1,006,870	1,001,315
Retained earnings	613,637	543,814
Treasury stock, at cost	(1,725,349)	(1,725,349)
Accumulated other comprehensive loss	(10,555)	(5,831)
Total stockholders’ deficit	(115,267)	(185,921)
Total liabilities, mezzanine equity and stockholders’ deficit	$1,527,850	$1,519,763

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2018	2017
	(unaudited)
Net income (loss)	$69,780	$(150,262)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	47,105	56,809
Amortization of debt costs	23,199	13,160
Stock-based compensation	6,808	8,359
Long-lived asset impairments	38,236	457,794
Gains on refranchising	(513)	(314)
Gains on convertible debt exchange and related debt financing costs	—	(10,996)
Loss on debt refinancing	16,740	—
Gain on forward contracts for the issuance of convertible preferred stock	(88,942)	—
Third-party fees associated with refinancing	(16,322)	—
Deferred income tax benefit	(23,265)	(191,578)
Changes in assets and liabilities:
Increase in receivables	(1,358)	(448)
Decrease (increase) in inventory	16,757	72,903
Decrease (increase) in prepaid and other current assets	14,687	(5,529)
Decrease in accounts payable	(3,351)	(23,960)
Increase (decrease) in deferred revenue and accrued liabilities	1,252	(10,181)
Other operating activities	(4,945)	4,751
Net cash provided by operating activities	95,868	220,508

Cash flows from investing activities:
Capital expenditures	(18,981)	(32,123)
Refranchising proceeds	2,924	3,983
Store acquisition costs	(410)	(1,989)
Proceeds from sale of Lucky Vitamin	—	6,367
Net cash used in investing activities	(16,467)	(23,762)

Cash flows from financing activities:
Borrowings under revolving credit facility	410,000	317,500
Payments on revolving credit facility	(410,000)	(444,500)
Proceeds from issuance of convertible preferred stock	100,000	—
Payments on Tranche B-1 Term Loan	(4,550)	(40,853)
Payments on Tranche B-2 Term Loan	(132,100)	—
Original Issuance Discount and revolving credit facility fees	(35,235)	—
Fees associated with the issuance of convertible preferred stock	(3,587)	—
Minimum tax withholding requirements	(296)	(253)
Net cash used in financing activities	(75,768)	(168,106)

Effect of exchange rate changes on cash and cash equivalents	(410)	897
Net increase in cash and cash equivalents	3,223	29,537
Beginning balance, cash and cash equivalents	64,001	34,464
Ending balance, cash and cash equivalents	$67,224	$64,001

GNC HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Year ended December 31,
	2018	2017
	(unaudited)

Net cash provided by operating activities	$95,868	$220,508
Capital expenditures	(18,981)	(32,123)
Refranchising proceeds	2,924	3,983
Store acquisition costs	(410)	(1,989)
Third-party fees associated with refinancing	16,322	—
Proceeds from sale of Lucky Vitamin	—	6,367
Free cash flow	$95,723	$196,746

GNC HOLDINGS, INC. AND SUBSIDIARIES
Segment Financial Data
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
	(unaudited)
Revenue:
U.S. and Canada	$444,970	$462,113	$1,951,220	$2,018,931
International	51,302	45,756	191,409	177,778
Manufacturing / Wholesale:
Intersegment revenues	70,615	56,160	264,211	231,495
Third-party	51,589	54,954	210,894	218,071
Subtotal Manufacturing / Wholesale	122,204	111,114	475,105	449,566
Total reportable segment revenues	618,476	618,983	2,617,734	2,646,275
Other	—	—	—	66,182
Elimination of intersegment revenues	(70,615)	(56,160)	(264,211)	(231,495)
Total revenue	$547,861	$562,823	$2,353,523	$2,480,962
Operating (loss) income:
U.S. and Canada	$(5,896)	$(378,947)	$94,663	$(244,104)
International	13,743	14,162	60,367	60,987
Manufacturing / Wholesale	15,139	(5,897)	62,861	49,175
Total reportable segment operating income	22,986	(370,682)	217,891	(133,942)
Corporate costs	(25,867)	(22,276)	(105,378)	(102,114)
Other	—	—	(160)	(20,760)
Unallocated corporate costs and other	(25,867)	(22,276)	(105,538)	(122,874)
Total operating (loss) income	$(2,881)	$(392,958)	$112,353	$(256,816)

GNC HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Store Count Activity

	Year ended December 31,
	2018	2017
U.S. & Canada
Company-owned(a):
Beginning of period balance	3,423	3,513
Store openings	24	59
Acquired franchise stores(b)	25	60
Franchise conversions(c)	(9)	(2)
Store closings	(257)	(207)
End of period balance	3,206	3,423
Domestic Franchise:
Beginning of period balance	1,099	1,178
Store openings	12	29
Acquired franchise stores(b)	(25)	(60)
Franchise conversions(c)	9	2
Store closings	(58)	(50)
End of period balance	1,037	1,099
International(d):
Beginning of period balance	2,015	1,973
Store openings	61	243
Store closings	(119)	(201)
End of period balance	1,957	2,015
Store-within-a-store (Rite Aid):
Beginning of period balance	2,418	2,358
Store openings	62	70
Store closings (e)	(297)	(10)
End of period balance	2,183	2,418
Total Stores	8,383	8,955
_______________________________________________________________________________
(a) Includes Canada.
(b) Stores that were acquired from franchisees and subsequently converted into company-owned stores.
(c) Company-owned store locations sold to franchisees.
(d) Includes franchise locations in approximately 50 countries (including distribution centers where sales are made) and company-owned stores located in Ireland and China.
(e) In 2018, store closings primarily related to Walgreens acquisition of certain Rite Aid locations.

Contacts:
Investors:    Matt Milanovich, VP - Investor Relations & Treasury, (412) 402-7260; or
John Mills, Partner - ICR, (646) 277-1254

SOURCE:     GNC Holdings, Inc.
Web site:     http://www.gnc.com